Exhibit 99.1

SouthWest Water Company Announces First Quarter 2009 Results

LOS ANGELES--(BUSINESS WIRE)--August 26, 2009--SouthWest Water Company (NASDAQ:SWWC), a leading provider of water, wastewater and public works services, today reported financial results for the quarter ended March 31, 2009. As previously announced, the company completed a comprehensive financial review of prior period financial statements. Accordingly, financial results for the first quarter of 2008 reported herein are restated and reflect adjustments made pursuant to the financial review.

For the quarter, operating revenue increased 6% to $52.4 million from $49.7 million in the first quarter of 2008. Adjusted income from continuing operations, which excludes certain items that are not routine to operations net of tax (a non-GAAP financial measure), increased to $0.6 million, or $0.03 per diluted common share, compared with adjusted income from continuing operations of $0.1 million, or $0.00 per diluted share, for the first quarter of 2008. Loss from continuing operations (GAAP), which includes the non-routine charges, was $3.2 million, or $0.13 per share, compared to a loss from continuing operations of $1.0 million, or $0.04 per share, for the same period of 2008. A reconciliation table of GAAP loss from continuing operations to adjusted income from continuing operations can be found at the end of this release.

“Texas Utilities and both of our contract service divisions experienced improved operating results in the first quarter, driven by revenue growth and operating efficiencies,” said Mark A. Swatek, SouthWest Water chief executive officer and chairman. “These improvements combined to increase our bottom line results excluding non-routine items associated with our restatement of historical financial results.”

Utilities

The Utilities segment results in the first quarter benefited from increased rates and a new utility in Alabama; however, costs increased at a greater rate due to higher average unit costs of delivered water and costs associated with the New Mexico eminent domain proceedings. Operating revenue increased $1.1 million, or 8%, to $15.7 million from $14.6 million for the first quarter of 2008. The increase was primarily due to a rate increase at the company’s California utility, as well as a full quarter of operations at a wastewater treatment plant in Alabama acquired at the end of January 2008, offset by reduced consumption in California due to conservation efforts. Operating expenses increased $1.9 million, or 19%, to $12.2 million from $10.3 million for the first quarter of 2008. The increase was primarily due to an increase in the average unit cost of delivered water, as well as costs associated with the upgrade of the company’s information technology and financial systems. Operating income decreased $0.8 million, or 19%, to $3.5 million compared to $4.3 million for the first quarter of 2008. Items that impacted operating income that are not routine to operations include $0.5 million of net cost increases associated with the 2009 settlement of eminent domain proceedings at the company’s New Mexico utility.

Texas Utilities

The Texas Utilities segment benefited in the first quarter from increased rates and cost savings. Operating revenue increased $0.6 million, or 7%, to $8.6 million from $8.0 million for the first quarter of 2008. The increase was primarily due to rate increases at four utilities. Operating expenses increased $0.2 million, or 4%, to $6.2 million from $6.0 million for the first quarter of 2008. Operating income increased $0.3 million, or 17%, to $2.4 million from $2.0 million for the first quarter of 2008.

O&M Services

The O&M Services segment showed an operating profit in the first quarter. Operating revenue decreased $0.5 million, or 5%, to $9.1 million from $9.6 million for the first quarter of 2008. The decrease in revenue was primarily due to lost contracts, including contracts terminated by management and the elimination of non-core service offerings, offset by increased project work. Operating expenses decreased $0.8 million, or 8%, to $9.0 million from $9.8 million for the first quarter of 2008. The decrease was primarily due to decreased costs associated with lost contracts and the eliminated service offerings. Operating income increased $0.3 million to $0.1 million from an operating loss of $0.2 million for the first quarter of 2008.

Texas MUD Services

The Texas MUD Services segment made progress on adjusting its model away from new housing related work toward more maintenance and repair focused work. Operating revenue increased $1.5 million, or 9%, to $19.0 million from $17.5 million for the first quarter of 2008. The increase was primarily due to increased service order work. Operating expenses increased $1.1 million, or 6%, to $18.5 million from $17.4 million for the first quarter of 2008. The increase was primarily due to costs associated with the increased service order work. Resulting operating income was $0.4 million, compared with the first quarter of 2008 when the segment essentially broke even.

“We are pleased with the progress we are seeing in our contract services divisions,” commented Swatek. “Both are in positive territory this quarter and we believe they are now on the path toward achieving our targeted operating margins.”

Corporate Expenses

General corporate expenses increased $4.3 million, or 79%, to $9.6 million from $5.4 million for the first quarter of 2008. Corporate expenses were impacted by non-routine costs of $5.3 million associated with the restatement of historical financial results completed in July. Routine expenditures decreased by $0.3 million due to reductions in corporate overhead. Project costs were reduced by $0.7 million due to the elimination of costs related to the company’s internal-use software development project, known as Cornerstone, which was suspended in October 2008.

Capital Expenditures

Total company funded capital expenditures were $4.0 million compared to $6.6 million in the first quarter of 2008, which included $1.9 million of expenditures related to the Cornerstone project.

Non-GAAP Financial Measures

The company believes that its presentation of non-GAAP financial measures, such as adjusted income from continuing operations and adjusted income from continuing operations per common share, provide useful supplementary information to investors in understanding the underlying operating performance of the company and facilitates additional analysis by investors. The company also uses non-GAAP financial measures internally for operating, budgeting and financial planning purposes. The non-GAAP financial measures presented by the company may not be comparable to similarly titled measures reported by other companies. The non-GAAP financial measures are in addition to, and not a substitute for or superior to, measures of financial performance calculated in accordance with GAAP. A reconciliation of the non-GAAP financial measures to the comparable GAAP financial measure, which include income from continuing operations before certain charges that are not routine to operations, can be found at the end of this release.

Conference Call

The company will hold a conference call with interested parties to discuss the 2009 first quarter results on August 26, 2009, at 4:00 p.m. Eastern time (1:00 p.m. Pacific). The call and an accompanying slide presentation will be webcast live so that interested parties may listen over the Internet at the company’s website at www.swwc.com under the investor relations button at the top of the page. For those unable to participate in the live webcast, a replay will be available shortly after the call on the company’s website. A telephonic replay will also be available beginning at 7:00 p.m. Eastern (4:00 p.m. Pacific) until midnight September 2, 2009 at 888-286-8010 (international callers 617-801-6888), passcode 62010404.

About SouthWest Water Company

SouthWest Water Company provides a broad range of services, including water production, treatment and distribution; wastewater collection and treatment; utility billing and collection; utility infrastructure construction management; and public works services. The company owns regulated public utilities and also serves cities, utility districts and private companies under contract. More than a million people in 9 states depend on SouthWest Water for high-quality, reliable service. Additional information may be found on the company’s website: www.swwc.com.

Forward-Looking Statements

This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, including expectations relating to future revenues and income, the company’s ability to gain new business and control costs, involve risks and uncertainties, as well as assumptions that, if they prove incorrect or never materialize, could cause the results of the company to differ materially from those expressed or implied by such forward-looking statements. Actual results may differ materially from these expectations due to changes in regulatory, political, weather, economic, business, competitive, market, environmental and other factors. More detailed information about these factors is contained in the company’s filings with the Securities and Exchange Commission, including under the caption “Risk Factors” in the company’s 2008 Annual Report on Form 10-K. The company assumes no obligation to update these forward-looking statements to reflect any change in future events.

RECONCILIATION OF NON-GAAP INCOME (LOSS) FROM CONTINUING OPERATIONS

(unaudited and in thousands except per share)	Quarter Ended March 31,
	2009		2008 (restated)
		Per share		Per share
Loss from Continuing Operations before tax (GAAP)	$(5,234)	$(0.21)	$(1,486)	$(0.06)
Adjustments: Charges not routine to operations:
Charges associated with restatement	5,334	0.22		-
Charges associated with New Mexico eminent domain	683	0.03	225	0.01
Charges associated with Cornerstone project			658	0.03
Charges associated with strategic alternatives			719	0.03
Benefit from income taxes (GAAP)	2,002	0.08	521	0.02
Tax effect related to Adjustments	(2136)	(0.09)	(569)	(0.02)
Income from Continuing Operations (adjusted)	$649	$0.03	$68	$0.00

Diluted shares outstanding used in calculations		24,600		24,385

CONSOLIDATED BALANCE SHEETS

(In thousands)	March 31, 2009	December 31, 2008

ASSETS

Current Assets:
Cash and cash equivalents	$2,581	$1,112
Accounts receivable, net	29,292	29,697
Prepaid expenses and other current assets	27,844	26,902
Total current assets	59,717	57,711

Property, Plant and Equipment, net	428,235	429,251

Other Assets:
Goodwill	17,826	17,652
Intangible assets	1,569	1,666
Other assets	21,942	20,927
Total assets	$529,289	$527,207

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$15,750	$16,139
Current portion of long-term debt	2,180	2,213
Other current liabilities	26,925	28,370
Total current liabilities	44,855	46,722

Other Liabilities and Deferred Credits:
Long-term debt, less current portion	195,500	190,578
Deferred income taxes	24,952	23,750
Advances for construction	9,198	8,910
Contributions in aid of construction	116,271	117,113
Other liabilities and deferred credits	27,987	26,334

Commitments and Contingencies

Stockholders’ Equity:
Preferred stock	458	458
Common stock	249	249
Additional paid-in capital	147,737	147,775
Accumulated deficit	(38,026)	(34,794)
Accumulated other comprehensive income	108	112
Total stockholders’ equity	110,526	113,800
Total liabilities and stockholders’ equity	$529,289	$527,207

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended
	March 31,
(In thousands, except per share data)	2009	2008 As Restated

Operating revenue	$52,396	$49,666

Expenses:
Operating expenses	51,462	45,128
Depreciation and amortization	4,128	3,764
Total operating expenses	55,590	48,892

Operating income (loss)	(3,194)	774

Other income (expense):
Interest expense	(2,076)	(2,310)
Interest income	36	50
Loss from continuing operations before income taxes	(5,234)	(1,486)

Benefit from income taxes	(2,002)	(521)

Loss from continuing operations	(3,232)	(965)

Loss from discontinued operations, net of tax	—	(8)

Net loss	(3,232)	(973)
Preferred stock dividends	—	(6)

Net loss applicable to common stockholders	$(3,232)	$(979)

Loss per common share:
Basic:
Loss from continuing operations	$(0.13)	$(0.04)
Loss from discontinued operations	—	—
Net loss applicable to common stockholders	$(0.13)	$(0.04)

Diluted:
Loss from continuing operations	$(0.13)	$(0.04)
Loss from discontinued operations	—	—
Net loss applicable to common stockholders	$(0.13)	$(0.04)

Weighted average common shares outstanding:
Basic	24,600	24,385
Diluted	24,600	24,385

CONTACT:
SouthWest Water Company
DeLise Keim, 213-929-1846
www.swwc.com